Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into August 17, 2005, by and between Granite City Food & Brewery Ltd., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at 5831 Cedar Lake Road, St. Louis Park, Minnesota 55416 (hereinafter referred to as the “Company”), and Daniel H. Bauer, a resident of the state of Georgia (hereinafter referred to as “Executive”).

BACKGROUND OF AGREEMENT

•                                          The Company desires to employ Executive as its Chief Financial Officer and principal accounting officer, and Executive desires to accept such employment.

•                                          This Agreement memorializes the terms and conditions of Executive’s employment.

In consideration of the foregoing, the Company and Executive agree as follows:

ARTICLE 1

EMPLOYMENT

1.01  Subject to the terms of Articles 3 and 6, the Company hereby agrees to employ Executive pursuant to the terms of this Agreement, and Executive agrees to such employment as its Chief Financial Officer and as the Company’s principal accounting officer, and shall continue to hold such title under the terms of this Agreement.  Executive’s primary place of employment shall be the Company’s executive offices at St. Louis Park, Minnesota.

1.02  Executive shall generally have the authority, responsibilities, and such duties as are customarily performed by the chief financial officer and principal accounting officer of a public company of similar size and industry, specifically including, without limitation, the following responsibilities:

(i)            working with senior management of the Company and its Board of Directors (the “Board”) in formulating short and long term goals and developing, implementing, and executing strategies to attain Company objectives;

(ii)           participating as a key member of the senior management team and as the Chief Executive Officer’s financial advisor in setting and executing on strategies to meet Company objectives;

(iii)          endeavoring to establish and maintain a relationship of trust and credibility with members of the senior management team, the Board, its committees, outside auditors and legal counsel;

(iv)          supervising the implementation of the Company’s policies and business processes in order to meet the corporate governance and internal control requirements established by the senior management team, the Board and relevant laws, including, but not limited to:  (A) designing and implementing effective disclosure controls and procedures that are necessary to insure accurate financial reporting; (B) conducting periodic reviews and evaluations of the effectiveness of the Company’s disclosure controls and procedures, including, without limitation, interfacing with the senior management team and other Company personnel, the Board, Audit Committee, outside auditors and legal counsel to insure the effectiveness of the Company’s disclosure controls and procedures; (C) accurately reporting the results of Company operations and related matters to the Securities and Exchange Commission,  and other regulatory agencies; and (D) acting as a certifying officer of the Company’s financial reporting under the Exchange Act and other regulatory agencies;

(v)           interfacing with the financial/investment community;

(vi)          managing and protecting the Company’s capital and liquid assets and monitoring and advising management regarding the availability of adequate capital at all times;

(vii)         regularly and systematically appraising and evaluating the Company’s performance results against the Company’s established objectives; and

(viii)        consistent with the foregoing, such other finance functions as the Chief Executive Officer of the Company may assign to Executive from time to time during his employment period.

Executive shall also render such additional services and duties within the scope of Executive’s experience and expertise as may be reasonably requested of him from time to time by the Board.

1.03  Executive shall report to the Board or any committee thereof as the Board shall direct, and shall generally be subject to direction, orders and advice of the Board.

ARTICLE 2

BEST EFFORTS OF EXECUTIVE

2.01  In his capacity as Chief Financial Officer, Executive shall use his best energies and abilities in the performance of his duties, services and responsibilities for the Company.  As of the date of this Agreement, the Company is not requiring Executive to relocate his residence to Minnesota.  Executive agrees that on or before December 31, 2005, he will relocate his residence to Minnesota.  The Company will pay Executive a relocation payment in connection with Executive’s move to Minnesota, as set forth on Schedule A.  Executive will reimburse the Company for such relocation payment if Executive terminates his employment without Good Reason prior to September 13, 2006.

2.02  During the term of his employment, Executive shall devote substantially all of his business time and attention to the business of the Company and its subsidiaries and affiliates and shall not engage in any substantial activity inconsistent with the foregoing, whether or not such activity shall be engaged in for pecuniary gain, unless approved by the Board; provided, however, that, to the extent such activities do not violate, or substantially interfere with his performance of his duties, services and responsibilities under this Agreement, Executive shall be permitted to serve on civic or charitable boards or committees thereof.

2.03  The Company shall grant Executive a nonincentive stock option pursuant to its 2002 Equity Incentive Plan (the “Plan”), to purchase up to 175,000 shares of common stock at an exercise price equal to the Company’s closing sale price of a share of common stock on the date of grant, which shall be as soon as reasonably practicable after approval of this Agreement by the Company and Executive, shall have a ten-year term, and shall vest in three installments as follows:  (i) 75,000 shares on the date of commencement of employment; (ii) an additional 50,000 shares on the first anniversary of the date of employment; and (iii) the remaining 50,000 shares on the second anniversary of employment, subject to acceleration upon a change of control as defined under the Company’s 2002 Equity Incentive Plan.  The option will in all respects be governed under the terms and conditions of the Plan and the Company’s standard form of non-qualified stock option agreement.

ARTICLE 3

TERM AND NATURE OF EMPLOYMENT

3.01  Executive’s employment shall commence on September 13, 2005.  Executive’s employment pursuant to this Agreement shall be on an at-will basis, with either Executive or the Company having the right to terminate Executive’s employment with or without cause on not less than sixty (60) days’ prior written notice.  The terms and conditions of this Agreement may be amended from time to time with the consent of the Company and Executive.  All such amendments shall be effective when memorialized by a written agreement between the Company and Executive or by resolutions of the Board or the Company’s Compensation Committee (the ”Committee”).

ARTICLE 4

COMPENSATION AND BENEFITS

4.01  During the term of employment hereunder, Executive shall be paid a base salary at the rate of Two Hundred Fifteen Thousand ($215,000) per year (“Base Salary”), payable in monthly installments in accordance with the Company’s established pay periods, reduced by all deductions and withholdings required by law and as otherwise specified by Executive.  Executive’s salary may be increased (but not decreased), in the sole discretion of the Board.  In the event Executive’s employment shall, for any reason, terminate during the Term, Executive’s final monthly Base Salary payment shall be made on a pro-rated basis as of the last day of the month in which such employment terminated.

4.02  During the term of employment, in addition to payments of Base Salary set forth above, Executive shall be eligible to participate in any performance-based cash bonus or equity award plan for senior executives of the Company based upon achievement of individual and/or Company goals established with respect to each fiscal year by the Board or Committee after reasonable consultation with Executive.  The extent of Executive’s participation in bonus plans shall be within the discretion of the Company’s Board or Compensation Committee provided, however, that for the fiscal years 2005 and 2006, Executive shall be eligible to receive an annual cash bonus of up to $75,000 based upon performance targets that are established by the Company’s Compensation Committee.  Annual performance metrics that may be established by the compensation committee may include, but not be limited to, objective performance criteria such as revenue, IROP, G&A, opening expenses, operating weeks and EBITDA, as well as achievement of individual performance goals.  The annual cash bonus will be pro-rated for 2005 and any partial future fiscal year in which Executive’s employment may terminate.

4.03  During the term of employment, Executive shall be entitled to participate in employee benefit plans, policies, programs, perquisites and arrangements, as the same may be provided and amended from time to time, that are provided generally to similarly situated executive employees of the Company, to the extent Executive meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement.

4.04  The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in carrying out Executive’s duties, services, and responsibilities under this Agreement.  Executive shall comply with generally applicable policies, practices and procedures of the Company with respect to reimbursement for, and submission of expense reports, receipts or similar documentation of, such expenses.

ARTICLE 5

VACATION AND LEAVE OF ABSENCE

5.01  Executive shall be entitled to four (4) weeks of paid vacation per year, in addition to the Company’s normal holidays.  Vacation time will be scheduled taking into account the Executive’s duties and obligations at the Company.  Unused paid vacation time shall not accumulate from year to year, unless otherwise approved in writing by the Board or Committee.  Sick leave and all other leaves of absence will be in accordance with the Company’s stated personnel policies.

ARTICLE 6

TERMINATION

6.01  The Company may terminate Executive’s employment without Cause by giving Executive at least sixty (60) days written notice thereof.  In the event of such termination (other than a termination due to a Change of Control), Executive shall be entitled to receive:  (i) his base salary pro-rated as of the date of termination; (ii) the Severance Payment provided in Section 7.01; and (iii) a pro-rated bonus pursuant to any bonus plan or arrangement established or mutually agreed-upon prior to termination, to the extent earned or performed through the date of termination, based upon the requirements or criteria of such bonus plan or arrangement, as the Board shall in good faith determine.  Such pro-rated bonus, shall be payable at the time and in the manner payable to other executives of the Company who participate in such plan or arrangement.

6.02  Executive’s employment  will be deemed terminated as of the date hereof the death of the Executive.  In the event of such termination, there shall be payable to Executive’s estate compensation earned through the date of death together with a pro-rata portion of any bonus due Executive pursuant to any bonus plan or arrangement established or mutually agreed-upon prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.  Such pro-rated bonus, shall be payable at the time and in the manner payable to other executives of the Company who participate in such plan or arrangement.

6.03  Any other provision of this Agreement notwithstanding, the Company may terminate Executive’s employment upon written notice specifying a termination date based on any of the following events that constitute Cause:

(a)                                  Any commission or nolo contendere plea by Executive to a felony, gross misdemeanor or misdemeanor involving moral turpitude, or any public conduct by Executive that has or can reasonably be expected to have a detrimental effect on the Company;

(b)                                 Any act of material misconduct, willful and gross negligence, or breach of duty to the Company, including, but not limited to, embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, or willful breach of fiduciary duty to the Company which results in a material loss, damage, or injury to the Company;

(c)                                  Any material breach of any material provision of this Agreement or of the Company’s announced rules, codes or polices, which remains uncured or uncorrected for a period of thirty (30) days following written notice thereof to Executive specifying such breach;

(d)                                 Any act of insubordination by Executive; provided, however, an act of insubordination by Executive shall not constitute Cause if Executive cures or remedies such insubordination within thirty (30) days after written notice to Executive, without material harm or loss to the Company, unless such insubordination is a part of a pattern of chronic insubordination, which may be evidenced by reports or warning letters given by the Company to Executive, in which case such insubordination is deemed not curable.

(e)                                  Any unauthorized disclosure of any Company trade secret or confidential information, or conduct constituting unfair competition with respect to the Company, including inducing a party to breach a contract with the Company; or

(f)                                    A willful violation of federal or state securities laws.

The identification of a significant or material weakness in the Company’s internal control over financial reporting, or an error, inaccuracy or misstatement in financial statements resulting in a restatement of financial statements shall not, by itself, constitute Cause, unless the same results from (i) a failure of Executive to address recommendations or directives from the Audit Committee or the Company’s outside auditors; (ii) a chronic failure of Executive to carry out the major duties of his employment or to follow or implement Company’s established internal controls over financial reporting; or (iii) a failure on the part of Executive to communicate material financial information on a timely basis to the Company’s Audit Committee or outside auditors regarding the Company’s financial reporting.  In making such determination, the Board shall act in good faith and give Executive a reasonably detailed written notice and a reasonable opportunity to be heard on the issues at a Board or Committee meeting.  For purposes of this Agreement, no act or failure by the Executive shall be considered “willful” if such act is done by Executive in good faith in the belief that such act is or was lawful and in the best interest of the Company or one or more of its businesses.  Nothing in this paragraph 6.03 shall be construed to prevent Executive from contesting the Board or Committee’s determination that Cause exists.  In the event of such termination, and not withstanding any contrary provision otherwise stated, Executive shall receive only his Base Salary earned through the date of termination.

6.04  Executive may terminate his employment upon sixty (60) days prior written notice to the Company for “Good Reason.”  For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Cause:

(a)                                  the Company or any of its subsidiaries reduces Executive’s Base Salary or base rate of annual Compensation as in effect immediately prior to the Change of Control, or otherwise fails to provide Executive compensation and benefit plans, arrangements, policies and procedures which, taken as a whole, are materially less favorable to Executive than those, taken as a whole, provided by the Company or any of its subsidiaries to Executive immediately prior to the Change of Control;

(b)                                 without Executive’s express written consent, the Company or any of its subsidiaries significantly reduces Executive’s job authority and responsibility as the Company’s Chief Financial Officer, as conducted on the date preceding a Change of Control;

(c)                                  without Executive’s express written consent, the Company or any of its subsidiaries requires Executive to change the location of Executive’s job or office, so that Executive will be based at a location more than fifty (50) miles from the location of Executive’s job or office immediately prior to the Change of Control;

(d)                                 a successor company fails or refuses to assume the Company’s obligations under this Agreement;

(e)                                  the Company or any successor company breaches any of the material provisions of this Agreement; provided, however, that Executive shall provide detailed information to the Company in such written notice and such grounds for Good Reason are not remedied or continue for a period of thirty (30) days or more following receipt of such notice; or

(f)                                    following a Change of Control (as defined in Section 7.02) Steven J. Wagenheim, if he is the Chief Executive Officer of the Company immediately preceding the Change of Control, ceases to be the Chief Executive Officer of the Company within the twelve-month period following the Change of Control.

If Executive intends to terminate this Agreement for Good Reason, Executive must give not less than sixty (60) days written notice to the Company of the facts or events giving rise to Good Reason, and must give such notice within ninety (90) days following the facts or event alleged to give rise to Good Reason.  The failure to give such notice shall be deemed a waiver of the right to terminate this Agreement for Good Reason based on such fact or event.

6.05  During the term of his employment and for 24 months after the date of Executive’s termination of employment, (i) Executive shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the affiliates, directors, officers, agents, principal shareholders or customers of any of them and (ii) neither the Company or any of its affiliated companies or businesses or their affiliates, directors, or officers shall directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding Executive.  Information  which the Company or Executive is required to make or disclose regarding the other to comply with laws or regulations, or makes in a pleading on the advice of litigation counsel, shall not constitute a disparaging statement.

6.06  Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have resigned from all other positions he then holds as an officer, employee or director or other independent contactor of the Company or any of its subsidiaries or affiliates, unless otherwise agreed by the Company and Executive.

ARTICLE 7

SEVERANCE PAYMENTS

7.01  The Company, its successors or assigns, will pay Executive as severance pay a lump sum (the “Severance Payment”) amount equal to twelve (12) months of the Executive’s monthly Base Salary for full-time employment at the time of Executive’s termination:

(a)                                  if (i) there has been a Change of Control of the Company (as defined in Section 7.02), and (ii) Executive is an active and full-time employee at the time of the Change of Control, and (iii) within twelve (12) months following the date of the Change of Control, Executive employment is involuntarily terminated for any reason (including Good Reason (as definition Section 6.04)), other than for Cause or death or disability.  If prior to a Change of Control (a) Executive’s employment is involuntarily terminated by the Company without cause or (b) Executive voluntarily terminates his employment for Good Reason, and such involuntary termination for Good Reason (x) occurred at the request of a person who indicated an intention, or taken steps reasonably calculated, to effect a Change of Control or (y) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then the termination of Executive’s employment shall be deemed to have occurred immediately following a Change of Control; or

(b)                                 the employment of Executive is terminated by the Company without Cause, or by the Executive for Good Reason.

Nothing in this Subsection 7.01 shall limit the authority of the Committee or Board to terminate Executive’s employment in accordance with Section 6.03.  Payment of the Severance Payment pursuant to Section 7.01, less customary withholdings, shall be made in one lump sum within thirty (30) days of the Executive’s termination or resignation.

7.02  For the purposes of this Agreement, “Change of Control” shall mean any one of the following:

(a)                        an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of 50% or more of either:  (1) the then outstanding Stock; or (2) the combined voting power of the Company’s outstanding voting securities immediately after the merger or acquisition entitled to vote generally in the election of directors; provided, however, that the following acquisition shall not constitute a Change of Control:  (i) any acquisition directly from the Company; (ii) any acquisition by the Company or Subsidiary; (iii) any acquisition by the trustee or other fiduciary of any employee benefit plan or trust sponsored by the Company or a Subsidiary; or (iv) any acquisition by any corporation with respect to which, following such acquisition, more than 50% of the Stock or combined voting power of Stock and other voting securities of the Company is beneficially owned by substantially all of the individuals and entities who were beneficial owners of Stock and other voting securities of the Company immediately prior to the acquisition in substantially similar proportions immediately before and after such acquisition; or

(b)                       individuals who, as of the date of this Agreement, constitute the Board (the ”Incumbent Board”), cease to constitute a majority of the Board.  Individuals nominated or whose nominations are approved by the Incumbent Board and subsequently elected shall be deemed for this purpose to be members of the Incumbent Board; or

(c)                        approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, dissolution, sale or statutory exchange of Stock which changes the beneficial ownership of Stock and other voting securities so that after the corporate change the immediately previous owners of 50% of Stock and other voting securities do not own 50% of the Company’s Stock and other voting securities either legally or beneficially; or

(d)                       the sale, transfer or other disposition of all substantially all of the Company’s assets; or

(e)                        a merger of the Company with another entity after which the pre-merger shareholders of the Company own less than 50% of the stock of the surviving corporation.

A “Change of Control” shall not be deemed to occur with respect to Executive if the acquisition of a 50% or greater interest is by a group that includes the Executive, nor shall it be deemed to occur if at least 50% of the Stock and other voting securities owned before the occurrence are beneficially owned subsequent to the occurrence by a group that includes the Executive.

7.03  In addition to the Severance Payment payable pursuant to Section 7.01, the Company will pay Executive a pro-rata portion of any bonus earned by Executive as of the date of termination, as provided by Section 6.01.  The payments to Executive pursuant to Sections 6.01, 6.02 or 7.01 are not intended to be cumulative or duplicative and an amount payable as a payment of base salary or pro-rata bonus under any one of such sections shall be reduced to the extent of similar payments made under another of such sections.  In addition, the Severance Payment shall be reduced by the amount of cash severance-type benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries; including any payment for post-employment restrictions, provided, however, that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the amount payable pursuant to this Agreement, Executive will be entitled to receive the amounts payable under such other plan, agreement, policy or program which exceeds the Base Salary severance payment.  Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-type benefits” for purposes of this Section 7.03.

7.04  If Executive becomes entitled to the Severance Payment pursuant to Section 7.01, Executive shall be entitled to receive, if Executive is eligible to and elects to continue, medical coverage from the Company as provided by law (commonly referred to as the COBRA continuation period), as part of his severance benefit, continued medical coverage under the Company’s medical plan.  The Company will pay the cost of premiums for such COBRA coverage for Executive and his eligible dependents for a period of one year following termination, or until Executive is covered by another medical plan providing medical benefits to Executive.  Executive must be eligible for COBRA coverage, elect COBRA during the COBRA election period, and comply with all requirements to obtain such coverage, to be eligible for coverage and for this benefit.

7.05  Notwithstanding any other provision of this Agreement, the Company and you intend that any payments, benefits or other provisions applicable to this Agreement comply with the payout and other limitations and restrictions imposed under Section 409A of the Code (“Section 409A”), as clarified or modified by guidance from the U.S. Department of Treasury or the Internal Revenue Service — in each case if and to the extent Section

409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.  In this connection, the Company and you agree that the payments, benefits and other provisions applicable to this Agreement, and the terms of any deferral and other rights regarding this Agreement, shall be deemed modified if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or supplemented by guidance from the U.S. Department of Treasury or the Internal Revenue Service — in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.

7.06  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes required by applicable law to be withheld by the Company.

7.07  The provisions of this Article 7 will be deemed to survive the termination of this Agreement for the purposes of satisfying the obligations of the Company and Executive hereunder.

ARTICLE 8

NONDISCLOSURE

8.01  Except as permitted or directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during his employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any Confidential Information of the Company.  “Confidential Information” means any information or compilation of information that the Executive learns or develops during the course of his/her employment that is not generally known, that is proprietary to or within the unique knowledge of the Company, from which it derives economic value (whether or not conceived, originated, discovered, or developed in whole or in part by Executive).  Confidential Information includes but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing), all of which Executive agrees constitutes the valuable trade secrets of the Company: research, designs, development, know how, computer programs and processes, marketing plans and techniques, existing and contemplated products and services, customer and product names and related information, prices sales, inventory, personnel, computer programs and related documentation, technical and strategic plans, and finances.  Confidential Information also includes any information of the foregoing nature that the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company.  “Confidential Information” does not include information that (a) is or becomes generally available to the public through no fault of Executive, (b) was known to Executive prior to its disclosure by the Company, as demonstrated by files in existence at the time of the disclosure, (c) becomes known to Executive, without restriction, from a source other than the Company, without breach of this Agreement by Executive and otherwise not in violation of the Company’s rights, or (d) is explicitly approved for release by written authorization of the Company.

8.02  In the event of a breach or threatened breach by Executive of the provisions of this Article 8, the Company shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

8.03  Executive agrees that all notes, data, reference materials, documents, business plans, business and financial records, computer programs, and other materials that in any way incorporate, embody, or reflect any of the Confidential Information, whether prepared by Executive or others, are the exclusive property of the Company, and Executive agrees to forthwith deliver to the Company all such materials, including all copies or memorializations thereof, in Executive’s possession or control, whenever requested to do so by the Company, and in any event, upon termination of Executive’s employment with the Company.

8.04  The Executive understands and agrees that any violation of this Article 8 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.

8.05  The provisions of this Article 8 shall survive termination of this Agreement indefinitely.

ARTICLE 9

NON-INTERFERENCE AND NON-RECRUITMENT

9.01  Executive agrees that during the term of his employment and for a period of two (2) years after termination of employment (the “Restricted Period”) he will not directly or indirectly (i) in any way interfere or attempt to interfere with the Company’s relationships with any of its current or potential customers, vendors, investors, business partners, or (ii) employ or attempt to employ any of the Company’s employees on behalf of any other entity, whether or not such entity competes with the Company.

9.02  Executive agrees that breach by him of the provisions of this Article 9 will cause the Company irreparable harm that is not fully remedied by monetary damages.  In the event of a breach or threatened breach by Executive of the provisions of this Article 9, the Company shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

9.03  The Executive understands and agrees that any violation of this Article 9 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.

9.04  The obligations contained in this Article 9 shall survive the termination of this Agreement indefinitely.

ARTICLE 10

MISCELLANEOUS

10.01  Governing Law.  This Agreement shall be governed and construed according to the laws of the State of Minnesota without regard to conflicts of law provisions.  The Company and Executive agree that if any action is brought pursuant to this Agreement that is not otherwise resolved by arbitration pursuant to Section 10.06, such dispute shall be resolved only in the District Court of Hennepin County, Minnesota, or the United States District Court for Minnesota, and each party hereto unconditionally (a) submits for itself in any proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Hennepin County, Minnesota District Courts or the United States Federal District Court for Minnesota, and agrees that all claims in respect to any such proceeding shall be heard and determined in Hennepin County, Minnesota, Minnesota District Court or, to the extent permitted by law, in such federal court, (b) consents that any such proceeding may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such proceeding in any such court or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same; waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.06; and

(e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Minnesota.

10.02  Successors.  This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity.  This Agreement may be assigned by the Company and the Company.  The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In such event, the term “Company,” as used in this Agreement, shall mean the Company as defined above and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

10.03  Waiver.  The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other Executive.

10.04  Entire Agreement; Modification.  This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement.  The parties agree that this Agreement: (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement.  Except for modifications described in Article 3, this Agreement shall not be changed or modified except by a written document signed by the parties hereto.

10.05  Severability and Blue Penciling.  To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

10.06  Arbitration.  Any dispute, claim or controversy arising under this Agreement shall, at the request of any party hereto be resolved by binding arbitration in Hennepin County, Minnesota by a single arbitrator selected by employer and Executive, with arbitration governed by The United States Arbitration Act (Title 9, U.S. Code); provided, however, that a dispute, claim or controversy shall be subject to adjudication by a court in any proceeding against the Company or Executive involving third parties (in addition to the Company or Executive).  Such arbitrator shall be a disinterested person who is either an attorney, retired judge or labor relations arbitrator.  In the event employer and Executive are unable to agree upon such arbitrator, the arbitrator shall, upon petition by either the Company or Executive, be designated by a judge of the Hennepin County District Court.  The arbitrator shall have the authority to make awards of damages as would any court in Minnesota having jurisdiction over a dispute between employer and Executive, except that the arbitrator may not make an award of exemplary damages or consequential damages.  In addition, the Company and Executive agree that all other matters arising out of Executive’s employment relationship with the Company shall be arbitrable, unless otherwise restricted by law.

(a)                                  In any arbitration proceeding, each party shall pay the fees and expenses of its or his own legal counsel.

(b)                                 The arbitrator, in his or her discretion, shall award legal fees and expenses and costs of the arbitration, including the arbitrator’s fee, to a party who substantially prevails in its claims in such proceeding.

(c)                                  Notwithstanding this Section 10.06, in the event of noncompliance or violation, as the case may be, of Sections 8 or 9 of this Agreement, the Company may alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive and/or such other legal and equitable remedies as may be appropriate, if it and such court reasonably determines that the Company would have no adequate remedy at law for such violation or noncompliance.

10.07  Legal Fees.  If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, and such dispute results in court proceedings or arbitration, a party that prevails to a substantial extent with respect to a claim brought and pursued in connection with such dispute, shall be entitled to recover its legal fees and expenses reasonably incurred in connection with such dispute.  Such reimbursement shall be made as soon as practicable following the resolution of the dispute (whether or not appealed) to the extent a party receives documented evidence of such fees and expenses.

10.08  Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or may send by certified mail, return receipt requested, postage prepaid, addressed to Executive at his residence address appearing on the records of the Company and to the Company at its then current executive offices to the attention of the Board.  All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon actual receipt.  No objection to the method of delivery may be made if the written notice or other communication is actually received.

10.09  Survival.  The provisions of this Article 10 shall survive the termination of this Agreement, indefinitely.

IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

GRANITE CITY FOOD & BREWERY LTD.

By	/s/ Steven J. Wagenheim
Steven J. Wagenheim, Chief Executive Officer

EXECUTIVE

By	/s/ Daniel H. Bauer
Daniel H. Bauer

SCHEDULE A

1.             Payments to Executive in connection with relocation:

(a)                                  To compensate Executive for costs he will incur in disposing of his current residence, moving his family and goods to a new location in Minnesota and related expenses, the Company will pay Executive $20,000 upon commencement of employment.  Such amount will be treated as fully taxable to the Executive and subject to normal withholding taxes.

(b)                                 The Company will reimburse Executive for his reasonable travel expenses and those of his spouse for two “house hunting” trips to Minneapolis for the purpose of searching for housing.  At the Company’s request, Executive will reimburse the Company for air fare for Executive’s spouse for a trip to Minneapolis in July 2005.  Such trip will not be considered one of the two house hunting trips.

(c)                                  The Company will pay the reasonable housing and commuting expenses of Executive for the months of September, October and November, 2005.

2.             Executive Benefits:

(d)                                 Monthly allowance for cellular telephone.

(e)                                  $350 monthly allowance for automobile.

(f)                                    Participation, with family coverage, in Company health plan.

(g)                                 Participation in Company group life insurance program, which is generally two times base salary.

3.             Executive will be furnished with a Company laptop computer fully-loaded with appropriate software.